UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 22, 2016

ABAXIS, INC.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Compensatory Arrangements of Certain Officers.

Fiscal 2017 Cash Compensation for Executive Officers

On April 22, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Abaxis, Inc. (the “Company”) approved the following fiscal 2017 base salaries and fiscal 2017 target bonus amounts (each, a “Target Bonus”) for certain of its executive officers as set forth below:

Executive Officer	Fiscal 2017 Base Salary (effective July 1, 2016)	Fiscal 2017 Target Bonus
Clinton H. Severson	$575,000	$850,000
Ross Taylor	$257,500	$500,000
Kenneth P. Aron, Ph.D.	$298,700	$500,000
Donald P. Wood	$360,500	$600,000
Achim Henkel (1)	€208,000	€300,000

(1)          Using the Euro to U.S. dollar exchange rate on the date the Compensation Committee approved the compensation for Mr. Henkel, his Fiscal 2017 Base Salary is $234,422 and his Fiscal 2017 Target Bonus is $338,109; however, actual amounts will be based on the exchange rates in effect at the time of payment and at the end of the quarter in which any bonus is earned, respectively.

Bonus payouts for the persons named above will be based on the Company’s achievement of consolidated quarterly revenues from continuing operations (“net sales”) (or in the case of Achim Henkel, the Company’s Managing Director, Europe, net sales attributable to sales in Europe, the UK and the Pacific Rim), income from continuing operations before income tax provision (“pre-tax earnings”) and reagent disc failure limits. A bonus will be earned only if the Company achieves 90% or more of its pre-established quarterly goal for either net sales or pre-tax earnings and reagent disc failures are at or below the pre-established quarterly limit. Payment of each quarterly bonus is equally weighted at 50% for achievement of the Company’s quarterly net sales performance goal and 50% for achievement of the Company’s quarterly pre-tax earnings performance goal, in both cases subject to the Company not exceeding the applicable reagent disc failures limit.

If the Company were to achieve 90% or more, but less than 100%, of only one performance goal, the payout would be limited to 25% of the Target Bonus. The Target Bonus will be earned by the executive officers named above if at least 100% of both net sales and pre-tax earnings performance goals are achieved. The maximum bonus payout is capped at 200% of the Target Bonus, provided the Company achieves greater than 133% of at least one of its two performance goals. If earned, a bonus will be paid quarterly at a rate of 15% for first quarter and 25% the second and third quarters. If earned, a bonus for the fourth quarter will be calculated on the basis of the Target Bonus and the company’s net sales, pre-tax earnings and reagent disc failures for the entire fiscal year, and deducting from the resultant amount the total of all amounts paid in respect of the first, second and third quarters. In all cases, bonuses are subject to the Company not exceeding the applicable reagent disc failure limit.

Fiscal 2017 Restricted Stock Unit Grants for Executive Officers

On April 22, 2016, the Committee approved the following restricted stock unit grants for certain of its executive officers for fiscal 2017, which include a mix of time-based and performance-based vesting.

Executive Officer	Time-Based RSU Awards	Performance RSU Awards
Clinton H. Severson	19,000	51,000
Ross Taylor	9,000	16,000
Kenneth P. Aron	9,000	16,000
Donald Wood	9,000	16,000
Achim Henkel	9,000	16,000

Restricted stock units subject to time-based vesting (“Time Based RSU Awards”) granted to the executive officers named above were subject to the following vesting schedule:  5% vesting on the first anniversary of the grant date; additional 10% on the second anniversary of the grant date; additional 15% on the third anniversary of the grant date; and the remaining 70% on the fourth anniversary of the grant date, in each case subject to continuous service to the Company during the vesting period. The performance-based restricted stock unit awards (“Performance RSU Awards”) granted to the executive officers named above consist of the right to receive shares of common stock, only if both of the following criteria are satisfied:  (1) the Company’s consolidated income from operations for the fiscal year ending March 31, 2017, as certified by the Compensation Committee, is in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the service of the Company until the applicable vesting date set forth below.

The Performance RSU Award granted to Clinton H. Severson vests as follows.

Shares Issuable Upon Settlement of Fiscal 2017 Performance Units	Consolidated Income From Operations for the Year Ending March 31, 2017	Vesting Date
9,000	90% of target	May 2, 2019
9,000	90% of target	May 2, 2020
16,500	100% of target	May 2, 2019
16,500	100% of target	May 2, 2020

The Performance RSU Award for all other executive officers named above vests as follows.

Shares Issuable Upon Settlement of Fiscal 2017 Performance Units	Consolidated Income From Operations for the Year Ending March 31, 2017	Vesting Date
25%	90% of target	May 2, 2019
25%	90% of target	May 2, 2020
25%	100% of target	May 2, 2019
25%	100% of target	May 2, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2016

ABAXIS, INC.

	By:	/s/ Ross Taylor
Ross Taylor
Vice President of Finance and Chief Financial Officer